Exhibit 12


                                                    FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                                                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                              Nine                   For the Years Ended December 31,
                                             Months      ---------------------------------------------------------
                                              2004         2003       2002         2001        2000        1999
                                            ---------    ---------  ----------   ---------   ---------   ---------
                                                                  (in millions)
          Earnings
           Income before income taxes      $   3,676    $   3,035   $   1,965    $   1,494   $   2,507   $  2,085
           Less: Equity in net income/
            (loss) of affiliated companies         8           12          13            5         (22)       (25)
           Fixed charges                       3,987        5,867       6,967        8,959       8,940      7,165
                                           ---------    ---------   ---------    ---------   ---------   --------
          Earnings before fixed charges    $   7,655    $   8,890   $   8,919    $  10,448   $  11,469   $  9,275
                                           =========    =========   =========    =========   =========   ========

         Fixed charges
           Interest expense                $   3,962    $   5,831   $   6,929    $   8,922   $   8,910   $  7,140
           Rents                                  25           36          38           37          30         25
                                           ---------    ---------   ---------    ---------   ---------   --------
         Total fixed charges               $   3,987    $   5,867   $   6,967    $   8,959   $   8,940   $  7,165
                                           =========    =========   =========    =========   =========   ========

         Ratio of earnings to fixed charges     1.92         1.52        1.28         1.17        1.28       1.29


     For purposes of our ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less equity in net income/(loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).




                                      -40-